PROFESSIONAL RELATIONS AND CONSULTING AGREEMENT

THIS PROFESSIONAL RELATIONS AND CONSULTING AGREEMENT (this “Agreement”), dated as of November 27, 2024 (the “Effective Date”), is between Nordicus Partners Corporation, a corporation organized under the laws of Delaware, whose address is 280 S. Beverly Drive, Suite 505, Beverly Hills, CA 90212 (the "Company") and ESG Advisor Group, L.L.C., a New York Limited Liability Company located at 79 Bridge Street, Suite 5F, Brooklyn, NY 11201 (the "Consultant").

RECITALS:

WHEREAS, the Consultant is in the business of assisting public companies in strategic business outreach and professional relations services designed to help the investing public become knowledgeable about the benefits of ownership in particular companies through the calling and discussing those companies with financial professionals.

WHEREAS, the Consultant has developed a proprietary multi-layered system designed to build long-term relationships between the Company and the Consultant’s database of licensed financial professionals.

WHEREAS, Consultant has advised the Company that the Consultant is not in the business of stock brokerage, investment advice, or any activities which require registration under the Securities Act of 1933 (the “Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or the Investment Advisors Act, and that the Consultant does not offer services which may require regulation under federal or state securities laws.

WHEREAS, the Company agrees, after having a complete understanding of the services desired by the Company and the services to be provided by the Consultant, that the Company desires to retain Consultant to provide its services as more fully set forth herein (the “Services”) for the Company, and the Consultant is willing to provide the Services to the Company.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

1. DUTIES AND INVOLVEMENT

The Company hereby engages Consultant to provide, on a non-exclusive basis, and Consultant agrees to provide, the Services to the Company which will include the following investor services:

- Create a “Full Market Awareness Program” (the “Program”) that will be customized by the Consultant to fit Company’s needs in order to assist the Company in achieving its goals of creating awareness and knowledge about the Company and objectives over a period of time;

- Monitor industry trends, competitor activities, and market conditions that may impact the company's performance and valuation.

- Build Company’s online profile starting with social media profiles, IR website, and building collateral to share with potential investors

- Provide insights and analysis on the Company's positioning in the market.

- Build news flow calendar and assist the planning and release of all communications to shareholders.
- Develop and maintain relationships with current and potential investors, analysts, and other stakeholders.
- Coordinate and facilitate communication between the company and its investors.
- The Services will be performed and directed at a global audience focusing on Europe, MENA, Asia, and the United States & Canada.
- Assist with the Strategy, Communications, and Marketing of Investor Awareness campaigns that aligns with the company's public filings filing strategy, specifically the OTC Markets listing strategy, and a goal to return to a full Nasdaq listing strategy that could require minimum shareholder thresholds and requirements, as defined by their respective regulatory requirements.

Consultant may include the following additional services with the prior written consent of the Company: marketing surveys, professional financial investor support, strategic assistance to the Company's business planning, broker relations, conducting due diligence meetings, attendance at conventions and trade shows, stockholder communications, review and assistance in updating a business plan, review and consulting advice on the capital structure for the Company, financial analyst and newsletter campaigns, conferences, seminars and national and international tours, including, but not by way of limitation, due diligence meetings, investor conferences and institutional conferences, printed media advertising design, television advertisements/commercials, newsletter production, broker solicitation campaigns, electronic public relations campaigns, direct mail campaigns, placement in investment publications and obtaining third party research coverage. **These services typically have additional third-party fees, costs and service contracts associated with all of them and would might be subject to additional funding by the Company at no cost to Consultant.**

Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information and the form and context in which it is to be presented has either (i) been provided to Consultant by the Company expressly for distribution or dissemination pursuant to this Agreement, or (ii) has been reviewed and approved in writing by the Company prior to its distribution or dissemination by Consultant. Consultant will provide the Company a reasonable amount of time to review and ensure the accuracy and completeness of all such information.

2. RELATIONSHIP AMONG THE PARTIES

Consultant and Company each acknowledge and agree that in providing the Services the Consultant will be acting as an independent contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Consultant shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. The Consultant and its employees and agents are not officers, directors or agents of the Company, and will not be responsible for any management decisions on behalf of the Company and may not commit the Company to any action. The Company and the Consultant further acknowledge and agree that the Consultant does not have, through stock ownership or otherwise, the power to control the Company as "control" is defined in the Act, the Exchange Act, or as used in common usage. Consultant shall not take any actions that would result in Consultant gaining the power to "control" the Company. The Company will not be responsible for withholding or paying any income, payroll, social security, or other federal, state,

or local taxes, making any insurance contributions. Consultant shall be responsible for, and shall defend and indemnify the Company from and against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant's employees or contractors and Consultant shall be fully responsible for them and shall defend and indemnify the Company from and against any claims made by or on behalf of any such employee or contractor.

3. EFFECTIVE DATE, TERM AND TERMINATION

a. Term. Subject to earlier termination according to the terms herein, this Agreement shall be effective on the Effective Date and will continue until November 30, 2025.

b. Termination. Notwithstanding anything to the contrary, this Agreement may be terminated by either party after 3 months, upon delivery of written notice of at least 30 days to the other party.

4. TERM RENEWAL OR EXTENSION

This Agreement will be automatically renewed for one additional 6-month term unless by written mutual agreement on terms to be agreed upon.

5. COMPENSATION AND PAYMENT OF EXPENSES

In consideration of the Services, subject to the conditions set forth herein, the Company agrees to (i) pay cash compensation and (ii) issue shares of its common stock, par value $0.001 (the "Common Stock"), to the Consultant, in each case, as follows:

Common Stock:

a. 61,500 Shares, subject to vesting conditions as follows: (i) 15,300 Shares vesting within 45 days after the Effective Date; and (ii) up to 11 additional monthly tranches of 4,200 Shares, that will vest for each additional month of service during the Term.

Bonus:

- $300,000, which shall become due and payable when the company shares have a 10-day average trading volume of at least 25,000 shares.
  - Payment can be made in cash or registered shares.
  - If payment is made in registered shares, the number of shares will be calculated based on the bonus divided by the latest 5-day VWAP

- $100,000, which shall become due and payable when the stock price trades equal or over $10.00 a share for 10 consecutive trading days.
  - Payment can be made in cash or registered shares.

  If payment is made in registered shares the number of shares will be calculated based on the bonus divided by the target share price - $100,000 divided $10.00 ie 10,000 shares

- $200,000, which shall become due and payable when the stock price trades equal or over $20.00 a share for 10 consecutive trading days.
  - Payment can be made in cash or registered shares.

- If payment is made in registered shares the number of shares will be calculated based on the bonus divided by the target share price - $200,000 divided $20.00 ie 10,000 shares

- $300,000, which shall become due and payable when the stock price trades equal or over $30.00 a share for 10 consecutive trading days.
  - Payment can be made in cash or registered shares.
  - If payment is made in registered shares the number of shares will be calculated based on the bonus divided by the target share price - $300,000 divided $30.00 ie 10,000 shares

- $1,000,000, which shall become due and payable when the stock price trades equal or over $40.00 a share for 10 consecutive trading days.
  - Payment can be made in cash or registered shares.
- If payment is made in registered shares the number of shares will be calculated based on the bonus divided by the target share price - $1,000,000 divided $40.00 ie 25,000 shares

All Common Stock issued by the Company will adhere to the vesting schedule in this Section. Furthermore, all Common Stock issued pursuant to this Agreement will not have been registered under the United States Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction (such shares, the "Restricted Shares"). The Company shall have no obligation or requirement to file an effective registration statement for the Restricted Shares. The Restricted Shares issued shall be restricted and will bear the following restricted legend or something similar:

"The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No transfer of these shares or any interest therein may be made except: (i) pursuant to an effective registration statement under the Act; (ii) pursuant to and in accordance with the terms and conditions of Rule 144; or (iii) pursuant to an opinion of counsel satisfactory to the issuer that such transfer does not require registration under the Act."

Notwithstanding anything to the contrary herein, after the termination or expiration of the Term, except for cash or stock compensation (as applicable) that has fully achieved its respective vesting requirements stated above and is due and payable in full prior to the termination or expiration of the Term, Consultant shall not be entitled to, and the Company shall have no obligation or liability to pay, any further cash and/or stock compensation. Any Restricted Shares that have not achieved vesting conditions as set forth above shall be immediately deemed cancelled and forfeited for no consideration without any further action by either party.

Cash Payments. The cash payment in Section 5(d) will be made on or promptly after the Effective Date. All other cash payments that become due and payable hereunder will be made under said terms above. All cash payments will be made by wire and within no later than a 3-day grace period of the due date which is the 15th of the month.

Chase Bank NA
136 Front Street
Brooklyn, NY 11201

Phone 718-437-6289
ABA# 021000021

ESG Advisor Group, LLC
79 Bridge Street, Suite 5F
Brooklyn, NY 11201
Account Number: 565308031

Restricted Shares Issuance Instructions. Upon achievement of vesting condition(s) set forth above, the Company shall promptly deliver Restricted Shares in an amount as specified above to Consultant as follow:

ESG Advisor Group, LLC
79 Bridge Street, Suite 5F, Brooklyn, NY 11201
Tax ID Number: 93-4348175

Reimbursable Expenses. The Company agrees to reimburse the Consultant for any reasonable and necessary expenses incurred in the performance of services, including but not limited to travel and meals with itemized reports and supporting documentation. Other than de minimus expenses, Consultant shall not incur any expenses without Company's prior written approval.

6. CONSULTANT'S REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants to, and covenants with, the Company, as follows:

a. Consultant has the capacity, power and authority to enter into this Agreement and Consultant has the ability, experience, skills and certifications and other approvals necessary to carry out its obligations under this Agreement.
b. Consultant and its officers, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Company and Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade.
c. Consultant shall, and shall cause its officers, employees, agents and co-consultants to, act at all times in the best interests of the Company and to perform the services contemplated by this Agreement with the standard of care, skill and diligence of an experienced consultant with experience in performing investor relations, public relations and related types of services.
d. Consultant, upon notice from the Company, will cease all services under this Agreement for the period directed by the Company.
e. Consultant will not engage in any transaction involving the offer or sale of securities of the Company and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that Consultant is in possession of material non-public information concerning the Company.
f. Neither Consultant nor any of its affiliates or associates have or will act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of the Company's securities and none of the services required to be provided by Consultant under this Agreement shall require that they be registered as such. Further, Consultant agrees not to perform any services under this Agreement that would require such registration. All payments and authorizations under this

Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment to Consultant, or its affiliates and/or associates to act as a finder, underwriter, broker, dealer or promoter of any of the Company's securities.

g. Consultant shall comply with all instructions and directions regarding the Services under this Agreement received from the Company.

h. Neither Consultant nor any of Consultant's officers, directors, employees, agents or subcontractors, or, to the knowledge of Consultant, any of their affiliates, is subject to any disciplinary action by either the Financial Industry Regulatory Authority (FINRA) or the U.S. Securities and Exchange Commission by virtue of any violation of such organization's rules and regulations.

7. SERVICES NOT EXCLUSIVE

Consultant shall devote such of its time and effort necessary to the performance of the Services hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the Term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the Term of this Agreement, including, without limitation, providing services similar to the Services to companies who may compete with the Company.

8. CONFIDENTIALITY

Each party acknowledges that it may have access to confidential information regarding the other party and its business. Consultant and the Company agree they will not, during or subsequent to the Term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the other party) any Confidential Information of the other party. Confidential Information shall mean information that is not publicly known and which the party intends to keep confidential and informs the other party of its desire to keep confidential.

Consultant acknowledges that pursuant to this Agreement Consultant may receive confidential insider information about the Company. Consultant and any director, manager, officer, employee, agent or other person acting on its behalf agrees not to disclose such information to anyone, including, but not limited to, the Consultant's family, friends, business associates or affiliates, until such information has been approved for release by the Company and is released to the general public. Consultant shall not use such confidential insider information to arrange for or solicit to buy or sell shares of the Company either directly or indirectly through any person, until such information has been approved for release by the Company and is released to the general public.

9. COMPLIANCE WITH LAW; INDEMNIFICATION

a. In connection with all services performed pursuant to this Agreement, Consultant shall comply with all securities laws and regulations applicable to the Company or Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade. Consultant will not engage in any transaction involving the offer or sale of securities of the Company and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company at any time that the Consultant is in possession of material non-public information concerning the Company.

b. Consultant hereby covenants and agrees to indemnify the Company, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorney's fees (including such fees on appeal) (collectively, "Losses") incurred by any of them resulting from or arising out of (i) any action by Consultant which constitutes a violation of any law or regulation, (ii) any misrepresentation or other breach of this Agreement made by Consultant or (iii) willful misconduct or negligent acts or omissions of Consultant.

c. The Company hereby covenants and agrees to indemnify Consultant, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all Losses incurred by any of them resulting from or arising out of (i) any third party claims with respect to any untrue statement of any material fact contained in any registration statement, prospectus or report filed by the Company with the U.S. Securities and Exchange Commission; or that arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (ii) as a result of any misrepresentation or other breach of this Agreement made by the Company or (iii) willful misconduct or negligent acts or omissions of the Company, except, in all cases (i) through (iii), to the extent such Losses resulted from the negligence, willful misconduct, misrepresentation or breach by Consultant.

10. MISCELLANEOUS PROVISIONS

a. **Notices**. All notices required or permitted to be given under this Agreement shall be effective only if in writing (which includes electronic mail), and shall be deemed to have been given, received, and delivered (a) when personally delivered; (b) on the third (3rd) business day after the date on which mailed by certified or registered United States mail, postage prepaid and return receipt requested; or (c) on the same date on which transmitted by facsimile, electronic mail or other similar electronic means generating a receipt evidencing a successful transmission; or (d) on the next business day after the business day on which deposited with a public carrier regulated under United States laws for the fastest commercially available delivery (e.g., overnight), with a return receipt (or equivalent thereof administered by such regulated public carrier) requested, in a sealed envelope addressed to the party for whom intended at the address set forth on the signature page of this Agreement or such other address as either party may designate upon at least ten (10) days' written notice to the other party.

b. **Time**. Time is of the essence of this Agreement.

c. **Presumption**. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement, or any section thereof was drafted by said party.

d. **Titles and Captions**. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

e. **Pronouns and Plurals**. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

f. **Further Action**. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

g. **Savings Clause**. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

h. **Assignment**. This Agreement may not be assigned by either party hereto without the written consent of the other, but subject to the foregoing, shall be binding upon the successors of the parties.

i. **Choice of Law.** This Agreement shall be construed by and enforced in accordance with the laws of the State of New York.

j. **Jurisdiction**. The parties submit to the jurisdiction of the federal and state courts located in the State of New York to hear and decide any dispute under this Agreement.

k. **Entire Agreement**. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

l. **Waiver**. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

m. **Counterparts; Electronic Signatures**. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same Agreement. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[*Signatures appear on the following page.*]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the Effective Date.

Nordicus Partners Corporation	ESG Advisor Group, LLC
Title: Chief Executive Officer	**Title: General Partner**
By: Signed by: Henrik Rouf 3A8C25FBBF9743D... **SIGNATURE**	**By:** Signed by: 609E5EC2B2924B0... **SIGNATURE**
Name: Henrik Rouf	**Name:** Ethan Walfish